Exhibit 10.01

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 19, 2014 (the “Amendment”) is entered into among Cadence Design Systems, Inc. (the “Borrower”), the Lenders party hereto and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of December 12, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Lenders amend the Credit Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

(a) All references in the Credit Agreement to the terms “Book Managers” and “book manager” are hereby deleted and replaced with “Bookrunners” and “bookrunner” as applicable.

(b) The following definitions appearing in Section 1.01 of the Credit Agreement are hereby deleted: “Cash Management Bank,” “Collateral,” “Collateral Documents,” “Consolidated Net Worth,” “Hedge Bank,” “Secured Cash Management Agreement,” “Secured Hedge Agreement,” “Secured Party Designation Notice,” and “Security Agreement”.

(c) The following definitions appearing in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	Eurocurrency Rate Loans	Base Rate Loans
1	< 1.50 to 1.0	0.20%	1.25%	1.25%	0.25%
2	≥ 1.50 to 1.0 but < 2.00 to 1.0	0.25%	1.50%	1.50%	0.50%
3	≥ 2.00 to 1.0 but < 2.50 to 1.0	0.30%	1.75%	1.75%	0.75%
4	≥ 2.50 to 1.0	0.35%	2.00%	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to

Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2014 shall be determined based upon Pricing Tier 2.

“Consolidated Tangible Assets” means, as of any date, Consolidated Total Assets minus the book value of intangible assets (including, for the avoidance of doubt, goodwill), as determined in accordance with GAAP.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Equity Interests shall not include Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions.

“Eurocurrency Rate” means:

(a) for any Interest Period, with respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii) denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a); and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Guarantors” means, collectively, (a) each Person that joins as a Guarantor pursuant to Section 7.13 or otherwise and (b) the successors and permitted assigns of the foregoing. Notwithstanding anything to the contrary contained herein, (i) Cadence Receivables Consolidation Corporation, a Delaware corporation, and Cadence Nippon Finance, LLC, a Delaware limited liability company, shall not be Guarantors and (ii) in no event shall an Excluded Subsidiary be a Guarantor.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Maturity Date” means September 19, 2019; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Acquisition” means an Investment consisting of an Acquisition, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in a line of business not prohibited by Section 8.07, (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) upon giving effect to such Acquisition, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, and if the aggregate cash and non-cash consideration (including Equity Interests but excluding the estimated value of any contingent earn-out obligations) paid for such Acquisition exceeds $50,000,000 (determined at the time such Acquisition is consummated), at least one Business Day prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance and (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by such Loan Party newly formed for the sole purpose of effecting such transaction.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payment made in cash to holders of Convertible Bond Indebtedness in excess of the original principal (or notional) amount thereof and interest thereon (and, to the extent not permissible to be satisfied with shares of common stock, customary redemption, mandatory conversion or similar premiums, if any), unless and to the extent that a corresponding amount is received in cash (whether through a direct cash payment or a settlement in shares of stock that are immediately sold for cash) substantially contemporaneously from the other parties to a Convertible Bond Hedge Transaction relating to such Convertible Bond Indebtedness and (c) any cash payment (other than payments in cash in lieu of fractional shares) made in connection with the settlement of a Warrant Transaction solely to the extent the Borrower has the option of satisfying such payment obligation through the issuance of capital stock.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, to the extent entered into in connection with Convertible Bond Indebtedness, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions, and any arrangements or agreements related thereto, and any accelerated share repurchase contract, forward share purchase contract or similar contract with respect to the purchase by the Borrower of the Equity Interests of Borrower which purchase is permitted by Section 8.06(d) or 8.06(f) shall not constitute Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, Convertible Bond Hedge Transactions or Warrant Transactions, as applicable, after taking into account the effect of any legally enforceable netting agreement relating thereto, (a) for any date on or after the date such Swap Contracts, Convertible Bond Hedge Transactions or Warrant Transactions, as applicable, have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, Convertible Bond Hedge Transactions or Warrant Transactions, as applicable, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts, Convertible Bond Hedge Transactions or Warrant Transactions (which may include a Lender or any Affiliate of a Lender).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

(d) The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

“Applicable Warrant Transaction Reduction Amount” means, at any date of determination, the aggregate amount of all cash payments made by the Borrower and its Subsidiaries during the twenty-four month period preceding such date in connection with the settlement of a Warrant Transaction solely to the extent the Borrower did not have the option of satisfying such payment obligation through the issuance of capital stock; provided, however, that any such payment made during any time that the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such payment) did not exceed 2.50 to 1.0 shall be excluded from the calculation of the “Applicable Warrant Transaction Reduction Amount”.

“Capped Call Transactions” means one or more call options (or substantively equivalent derivative transaction) referencing the Borrower’s Equity Interests purchased by the Borrower (or a Subsidiary) in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) and limiting the amount deliverable to the Borrower (or a Subsidiary) upon exercise thereof based on a cap or upper strike price (howsoever defined).

“Consolidated Total Assets” means, as of any date, the book value of total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Convertible Bond Hedge Transactions” means one or more call options (or substantively equivalent derivative transaction) referencing the Borrower’s Equity Interests purchased by the Borrower in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding).

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Equity Interests of the Borrower.

“First Amendment Effective Date” means September 19, 2014.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Euro, Sterling and Japanese Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent). In the event such market practice is not administratively feasible, the Administrative Agent shall provide notice to the Borrower of a deviation from market practice as soon as practical that the Administrative Agent will deviate from the standard market practice in determining the rate fixing day.

“Warrant Transactions” means one or more call options, warrants or rights to purchase (or substantively equivalent derivative transaction) referencing the Borrower’s common stock written by the Borrower substantially contemporaneously with the purchase by the Borrower of Convertible Bond Hedge Transactions and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Convertible Bond Hedge Transactions.

(e) Section 1.03(c) is hereby amended to read as follows:

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that:

(i) all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to (A) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (B) any Disposition of a line of business or division of any Loan Party or Subsidiary, or (C) any Acquisition, in each case, occurring during the applicable period; and

(ii) for purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(f) Section 2.02(a) is hereby amended to read as follows:

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if applicable, the currency of the Loans to be borrowed. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(g) Section 2.04(b) is hereby amended to read as follows:

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative

Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(h) Section 2.05(a)(i) is hereby amended to read as follows:

(i) Revolving Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Any notice of prepayment of Loans denominated solely in Dollars given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising or the occurrence of a Change of Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(i) Section 4.05 is hereby amended by deleting the last sentence thereof.

(j) Section 5.01 is hereby amended by deleting clauses (a)(iv) and (a)(vi) thereof and replacing each such clauses with “[Reserved].”

(k) Section 6.02 is hereby amended by deleting the instance of “(other than pursuant to the Collateral Documents)” therein.

(l) Section 6.03 is hereby amended in its entirety to read as follows:

6.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect.

(m) Section 6.19 is hereby deleted in its entirety and replaced with “[Reserved.]”

(n) Section 6.21 is hereby amended in its entirety to read as follows:

6.21	OFAC; Anti-Corruption Laws.

No Loan Party nor, to the knowledge of any Loan Party, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Credit Extension, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, MLPFS, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of Sanctions. The Loan Parties and their Subsidiaries have conducted their business in all material respects in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(o) Section 7.02(b) is hereby amended to read as follows:

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(p) Section 7.07(b) is hereby deleted in its entirety and replaced with “[Reserved.]”

(q) Section 7.14 is hereby amended to read as follows:

7.14 Anti-Corruption Laws. Conduct its businesses in compliance with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(r) Section 7.15 is hereby deleted in its entirety.

(s) Section 8.01(b) is hereby amended to read as follows:

(b) Liens existing on the Closing Date and any renewals or extensions thereof; provided that (i) the property covered thereby is not increased and (ii) any Lien securing Indebtedness in excess of (x) $5,000,000 individually or (y) $20,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this proviso that are not set forth on Schedule 8.01) shall only be permitted to the extent such Lien is listed on Schedule 8.01;

(t) Section 8.01(o) is hereby amended by deleting the instance of “not constituting Collateral” therein.

(u) Section 8.02(i) is amended by (i) replacing the reference to “Section 8.06(d)” therein with “Section 8.06(g)” and (ii) replacing the reference to “70%” therein with “80%”.

(v) The instance of “and” appearing in Section 8.02(m) is hereby removed, the “.” at the end of Section 8.02(n) is replaced with “; and”, and a new Section 8.02(o) is added to read as set forth below:

(o) to the extent constituting Investments, any Convertible Bond Hedge Transactions, Capped Call Transactions and Warrant Transactions entered into in connection with Convertible Bond Indebtedness.

(w) Section 8.03(g) is hereby amended to read as follows:

(g) secured Indebtedness; provided that no secured Indebtedness shall be permitted to be incurred pursuant to this Section 8.03(g) if the incurrence of such Indebtedness would cause the aggregate principal amount of outstanding secured Indebtedness incurred pursuant to this Section 8.03(g) to exceed the greater of (i) 5% of Consolidated Total Assets and (ii) $135,000,000, in each case, as of the most recently ended fiscal year for which financial statements have been delivered to the Administrative Agent in accordance with Section 7.01;

(x) Section 8.06 of the Credit Agreement is hereby amended to read as follows:

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c) the Foreign Subsidiary of a Loan Party that is party to a Permitted Repo Transaction may declare and made dividend payments on its preferred Equity Interests pursuant to the terms of such Permitted Repo Transaction;

(d) the Borrower may (i) enter into Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions in connection with the issuance of Convertible Bond Indebtedness permitted under Section 8.03(f) and satisfy its obligations to pay premiums upon entering into such transactions, and (ii) make any payment in connection with any such Capped Call Transaction, Convertible Bond Hedge Transaction or Warrant Transaction by (x) delivery of shares of the Borrower’s common stock upon net share settlement thereof or (y) set-off and/or payment of an early termination payment or similar payment thereunder upon any early termination thereof, in each case made in the Borrower’s common stock;

(e) the Borrower may issue shares of its common stock or make cash payments in lieu of issuing fractional shares to satisfy obligations in respect of Convertible Bond Indebtedness (including, for the avoidance of doubt, cash payments in lieu of issuing fractional shares pursuant to the terms of any related Capped Call Transaction, Convertible Bond Hedge Transaction or Warrant Transaction);

(f) the Borrower may receive shares of its common stock on account of net share settlements or terminations of any Convertible Bond Hedge Transactions or Warrant Transactions entered into in connection with Convertible Bond Indebtedness; and

(g) so long as (i) no Default exists immediately prior and after giving effect thereto and (ii) the Borrower is in compliance with the financial covenants set forth in Section 8.11 after giving effect to such Restricted Payments (or, in the case of a dividend, upon the declaration thereof, so long as such dividend is paid within forty-five days of the declaration thereof) on a Pro Forma Basis, the Borrower may make other Restricted Payments; provided, that, if immediately after giving effect to such Restricted Payment, the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment) is greater than 2.50 to 1.0, no such Restricted Payment shall be made to the extent that the aggregate amount of all Restricted Payments made pursuant to this Section 8.06(g) plus the aggregate amount of all Investments made pursuant to Section 8.02(i) (other than Investments constituting performance (but not payment) guaranties issued by a Loan Party for the benefit of a Subsidiary that is not a Loan Party) exceeds the sum of (x) $100,000,000 plus (y) 80% of Consolidated Net Income for the cumulative accounting period commencing with the fiscal quarter ended December 29, 2012 through the fiscal quarter most recently ended prior to the determination date for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.01 minus (z) the Applicable Warrant Transaction Revolving Amount.

(y) Section 8.09 is hereby amended to read as follows:

8.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, or (v) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) - (iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, or otherwise arising in connection with a transaction that would constitute a Change of Control upon the consummation thereof, in each case, pending the consummation of such sale, or (5) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (6) restrictions applicable to Indebtedness, assets or Equity Interests of a Person acquired by the Borrower or any Subsidiary as in effect at the time of acquisition, so long as such restrictions were not incurred in connection with, or in contemplation of, such acquisition, including amendments to such instruments and refinancings of such Indebtedness, so long as the restrictions in such amendment or in the instrument governing such refinancing Indebtedness (A) are no less favorable in any material respect, when taken as a whole, to the Lenders than the restrictions contained in the original instrument (as reasonably determined by the Borrower in good faith) and (B) are not expanded to apply to any additional Loan Parties or Subsidiaries, (7) an agreement governing Indebtedness incurred pursuant to Section 8.03(f) or 8.03(g) if either (A) the Board of Directors of the Borrower, or a duly constituted committee thereof, in its reasonable and good faith judgment determines that (x) such encumbrances or restrictions will not affect the ability of the Borrower to make principal, interest or fee payments on the Obligations and any other Indebtedness that is an obligation of the Borrower and (y) such encumbrances or restrictions are not less favorable in any material respect to the Lenders than is customary in comparable financings or agreements or (B) such Indebtedness is incurred by a Subsidiary that is not a Loan Party; provided that (x) the aggregate amount of Indebtedness permitted under this clause (B) shall not exceed $25,000,000 in the aggregate and (y) such encumbrances or restrictions shall apply only to those Subsidiaries obligated on such Indebtedness and the Subsidiaries of such Subsidiaries, or (8) existing under, by reason of or with respect to Indebtedness or other agreements in effect on the Closing Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are no less favorable in any material respect, than those contained in the Indebtedness or such other agreements, as the case may be, as in effect on the Closing Date.

(z) Section 8.11(a) is hereby amended to read as follows:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.75 to 1.0; provided, however, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $250,000,000, if the Consolidated Leverage Ratio would be greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0 after giving effect to such Permitted Acquisition on a Pro Forma Basis, the otherwise applicable maximum Consolidated Leverage Ratio for each of the four consecutive fiscal quarters, beginning with the fiscal quarter in which such Permitted Acquisition occurs, shall, at the discretion of the Borrower, be increased to 3.25 to 1.0; provided, further, that (i) the maximum Consolidated Leverage Ratio shall revert to 2.75 to 1.0 at the end of such four fiscal quarter period and (ii) after such reversion following the four fiscal quarter period during an election by the Borrower to increase the maximum Consolidated Leverage Ratio, the otherwise applicable Consolidated Leverage Ratio shall be in effect for at least two consecutive fiscal quarters before the Borrower shall again be able to elect to increase the maximum Consolidated Leverage Ratio pursuant to this proviso. In the event the Borrower elects to increase the Consolidated Leverage Ratio pursuant to this Section 8.11(a), the Borrower shall notify the Administrative Agent in writing at such time as the applicable Permitted Acquisition is consummated.

(aa) A new Section 8.19 is hereby added to read as follows:

8.19 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach applicable Anti-Corruption Laws.

(bb) Section 9.01(b) is hereby amended to read as follows:

(b) Specific Covenants. Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in Section 7.01, 7.02 or 7.03 (other than Section 7.03(a)) and such failure continues for five Business Days, or (ii) any term, covenant or agreement contained in any of 7.03(a), 7.05(a), 7.10 or 7.11, or Article VIII; or

(cc) Section 9.01(e) is hereby amended to read as follows:

(e) Cross-Default. (i) Any Loan Party or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or (C) any other event occurs, in each case, the effect of which non-payment, default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than (1) any prepayment of Indebtedness required in connection with a Disposition otherwise permitted thereunder and (2) any conversion of Convertible Bond Indebtedness in accordance with its terms unless such conversion results from any default or event of default by any Loan Party or Material Subsidiary thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder); or (ii) there occurs (A) under any Swap Contract, Convertible Bond Hedge Transaction or Warrant Transaction an Early Termination Date (as defined in such Swap Contract, Convertible Bond Hedge Transaction or Warrant Transaction) resulting from any event of default under such Swap Contract, Convertible Bond Hedge Transaction or Warrant Transaction as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract, Convertible Bond Hedge Transaction or Warrant Transaction) or (B) under any Swap Contract any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount (and, in the case of any Convertible Bond Hedge Transaction or Warrant Transaction, the Swap Termination Value cannot be satisfied by the issuance of common stock of the Borrower); or

(dd) Section 9.03 is hereby amended to read as follows:

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above

(ee) Section 10.01 is hereby amended by deleting the second paragraph thereof in its entirety.

(ff) Section 10.03 is hereby amended by replacing the last paragraph thereof with the following:

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or (iv) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(gg) Section 10.10 is hereby amended to read as follows:

10.10	Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) such Person becomes an Immaterial Subsidiary or an Excluded Subsidiary.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

(hh) Section 10.11 is hereby deleted in its entirety.

(ii) Section 11.01(a)(vi) is hereby deleted in its entirety and replaced with “[reserved];”.

(jj) Section 11.02(c) is hereby amended to read as follows:

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(kk) Section 11.02(e) is hereby amended by replacing the reference therein to “or electronic” with “notices, “.

(ll) Section 11.17 is hereby amended to read as follows:

Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swingline Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(mm) Exhibit 1.01 is hereby deleted in its entirety.

(nn) Exhibits 7.02 and 7.13 are hereby amended in their entirety as set forth on Exhibits 7.02 and 7.13 hereto, respectively.

2. Conditions Precedent. This Amendment shall be effective upon satisfaction or waiver of the following conditions:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Lenders and the Administrative Agent;

(b) The Administrative Agent shall have received satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Amendment) and such corporate resolutions, secretary’s certificates, incumbency certificates, good standing certificates and other documents as the Administrative Agent shall reasonably require;

(c) The Administrative Agent shall have received a certificate of the Borrower certifying that there shall not have occurred since December 28, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(d) All accrued reasonable and documented fees and expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees and expenses of Moore & Van Allen PLLC) shall have been paid.

3. Release.

(a) The Borrower represents and warrants to the Administrative Agent and the Lenders that, as of the First Amendment Effective Date, each of Altos Design Automation, Inc., a Delaware corporation, Azuro, Inc., a Delaware corporation, Cadence Credit Corporation, a Delaware corporation, Cadence Design Systems Leasing, Inc., a Delaware corporation, Chip Estimate Corporation, a Delaware corporation, Daffodil Acquisition II, Inc., a Delaware corporation, Denali Software, Inc., a California corporation, Quickturn Design Systems, Inc., a Delaware corporation, Sigrity, Inc., a California corporation, Taray, Inc., a California corporation, TVP I LLC, a Delaware corporation, TVP II LLC, a Delaware corporation, Verisity Design, Inc., a California corporation (each, a “Released Guarantor” and, collectively, the “Released Guarantors”), constitutes an Immaterial Subsidiary under the Credit Agreement, and as such, is not required to be a Guarantor under the Credit Agreement.

(b) The Administrative Agent and the Lenders, in reliance upon the representations and warranties of the Borrower set forth in clause (a) above, hereby agree that each Released Guarantor is hereby released from its obligations under the Credit Agreement and each other Loan Document, including, without limitation, Article IV of the Credit Agreement; and

(c) Effective as of the First Amendment Effective Date, the security interest granted to the Administrative Agent under the Collateral Documents in any Collateral owned by the Borrower and the Released Guarantors shall be automatically released. The Administrative Agent agrees to deliver to the Borrower the original stock certificates relating to all Pledged Equity (or lost certificate affidavits in a form reasonably acceptable to the Borrower) and any instruments pledged by the Borrower or such Released Guarantors that are in the Administrative

Agent’s possession and the Administrative Agent agrees to execute and/or deliver to the Borrower, at the sole expense of the Borrower, any UCC-3 termination statements, releases of other liens, discharges, terminations and other release documentation reasonably requested by the Borrower in order to give evidence of the release contemplated by this Section 3. On the First Amendment Effective Date, the Administrative Agent authorizes the Borrower to file UCC-3 termination statements with respect to the UCC financing statements filed by the Administrative Agent referencing the Borrower and the Released Guarantors.

4. Miscellaneous.

(a) Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Credit Agreement, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. Any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

(b) The Borrowers hereby represents and warrants as follows:

(i) The Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(ii) This Amendment has been duly executed and delivered by the Borrower and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

(c) The Borrower represents and warrants to the Lenders that after giving effect to this Amendment (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no Default exists.

(d) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telecopy or pdf shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(e) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	CADENCE DESIGN SYSTEMS, INC.,
a Delaware corporation

	By:	/s/ Geoffrey G. Ribar
	Name:	Geoffrey G. Ribar
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Joan Mok
	Name:	Joan Mok
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Patrick Martin
	Name:	Patrick Martin
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Caitlin Stewart
	Name:	Caitlin Stewart
	Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Lender

	By:	/s/ Jonathon Rauen
	Name:	Jonathon Rauen
	Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Adriana D. Collins
	Name:	Adriana D. Collins
	Title:	Vice President

MUFG UNION BANK, N.A., as a Lender

	By:	/s/ Raed Alfayoumi
	Name:	Raed Alfayoumi
	Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender

	By:	/s/ Winston Lua
	Name:	Winston Lua
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Monique Devlin
	Name:	Monique Devlin
	Title:	Senior Vice President

Exhibit 7.13

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of             , 20    , is by and between                     , a                      (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of December 12, 2012, by and among Cadence Design Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.13 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The address of the Subsidiary for purposes of all notices and other communications is                     ,                     , Attention of                     (Facsimile No.                     ).

3. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended                     , 20     (“Subject Period”).

I,                     , [Title] of Cadence Design Systems, Inc. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of December 12, 2012 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent:

(b) The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

Since              (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred and is continuing under the Credit Agreement;

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement as of the end of the fiscal period referred to above.

This              day of             , 20    .

CADENCE DESIGN SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

I.	Section 8.11(a) – Consolidated Leverage Ratio.

A. Consolidated Funded Indebtedness at end of Subject Period

	1. as defined:	$

B. Consolidated EBITDA for Subject Period

	1. line II.A.14 below:	$

C. Consolidated Leverage Ratio

	(Line I.A.1 divided by Line I.B.1):	to 1.00

	Maximum Permitted:	2.75[1] to 1.00

II.	Section 8.11(b) –Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA[2] for Subject Period

	1. Consolidated Net Income for Subject Period:	$

	2. plus Consolidated Interest Charges for the Subject Period:	$

	3. plus the provision for federal, state, local and foreign income taxes payable for such period, including, without limitation, any franchise taxes or other taxes based on income, profits or capital:	$

	4. plus depreciation and amortization expense for the Subject Period:	$

	5. plus non-cash stock compensation expense for the Subject Period:	$

	6. plus restructuring expenses (not to exceed $35,000,000 in the aggregate since December 12, 2012):	$

[1]	To the extent included in Consolidated Net Income, the effect of purchase accounting adjustments for Permitted Acquisitions, any non-cash gains or losses from the mark-to-market of Swap Contracts and any currency translation gains and losses shall be excluded from the calculation of Consolidated EBITDA
[2]	Maximum permitted Consolidated Leverage Ratio may be increased to 3.25x in accordance with Section 8.11(a) of the Credit Agreement

7. plus non-cash charges resulting from the application of FASB ASC 805 with respect to earn-outs incurred in connection with Permitted Acquisitions:	$

  8.        plus losses resulting from the Disposition of assets outside of the ordinary course of business, including, without limitation, any net loss from discontinued operations and any net loss on the disposal of discontinued operations:

$

9. plus, to the extent not capitalized, expenses or charges related to the closing of the Credit Agreement or any amendment or waiver related thereto:	$

  10.      plus other non-cash expenses and charges (excluding write-downs of accounts receivable and any other non-cash expenses to the extent representing accruals of or reserves for cash expenses in any future period):

$

  11.      plus the sum of (A) fees, expenses, premiums and other charges in connection with the issuance or repayment of Indebtedness, the issuance of Equity Interests, any refinancing transaction, amendment or other modification of any debt instrument, the making of any Permitted Acquisition, or any Disposition (other than a Disposition of an asset in the ordinary course of business) to the extent permitted by the Credit Agreement, whether or not consummated, (B) any losses attributable to the extinguishment of any Indebtedness in respect of Swap Contracts and (C) other non-recurring cash expenses and charges (the sum of which is not to exceed $25,000,000 for the Subject Period):

$

  12.      minus any gains resulting from the Disposition of assets outside of the ordinary course of business, including, without limitation, any net income or gain from discontinued operations and any net income or gain on the disposal of discontinued operations:

$

13. minus non-cash income or gains for the Subject Period:	$

14. Consolidated EBITDA (total of lines 1-13):	$

B. Consolidated Interest Charges for the Subject Period:

1. as defined:	$

C. Consolidated Interest Coverage Ratio

(Line II.A.14 divided by Line II.B.1):	_________ to 1.00

Minimum Required:	3.00 to 1.00